EXHIBIT 10.1

EMPLOYMENT SEPARATION
AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (the “Agreement”) is made and entered into as of the Effective Date (as defined in paragraph 21 of this Agreement) by and between Ralph Lauren Corporation, a Delaware corporation (the “Corporation”) and Robert Madore (the “Executive”).

W I T N E S S E T H:
WHEREAS, Executive and the Corporation had entered into an employment agreement effective April 1st, 2015 (the “Employment Agreement”);
WHEREAS, Executive and the Corporation have mutually agreed that Executive’s employment with the Corporation shall end on September 30, 2016 (the “Termination Date”); and
WHEREAS, the Corporation and Executive wish to confirm the terms of Executive’s separation from employment and set forth certain promises, agreements, and understandings in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged (and is in addition to what Executive is legally entitled to), the Corporation and Executive do hereby agree as follows:
1.            Payments to Executive by the Corporation.  In exchange for agreeing to and complying with the terms of this Agreement (including, without limitation, the release it contains in Section 6), Executive shall receive the following consideration (which Executive acknowledges is sufficient and in addition to what Executive would be legally entitled to) and be treated in the following manner:
(a)            Executive will remain on the Corporation’s payroll as an employee until September 30th, 2016, (the “Termination Date”), unless the Corporation terminates his employment with Cause (as that term is defined in Section 1(h) below), prior to that date, in which case Executive shall remain on the Corporation’s payroll as an employee only until the date that the Corporation terminates his employment with Cause.  Provided Executive is not earlier terminated with Cause, Executive will receive Executive’s regular base salary, at the annual gross amount of Seven Hundred Thousand Dollars ($700,000), less applicable withholdings, in bi-weekly installments pursuant to the normal payroll practices of the Corporation until the Termination Date.
(b)            Subject to the Executive not revoking this Agreement pursuant to Section 16, and provided that Executive is not terminated for Cause (in which case no payments or benefits of any type under this Section 1 or otherwise shall be owed to Executive, except as required by law), the Corporation shall pay to Executive the total gross amount of One Million and Fifty Thousand Dollars ($1,050,000), less applicable withholdings, equivalent to seventy-

eight (78) weeks of Executive’s base salary, with payments commencing on the Corporation’s first payroll date following the 30th day after the Termination Date and continuing in equal bi-weekly installments pursuant to the normal payroll practices of the Corporation through the end of the seventy-eight (78) week period (the “Severance Period”), provided that the initial payment shall include the base salary amounts for all payroll periods from the Termination Date through the date of such initial payment (for purposes of Section 409A (as defined in Section 19), Executive’s right to receive installment payments pursuant to this Section 1 shall be treated as a right to receive a series of separate and distinct payments).
(c)            On the date that Executive Officer Annual Incentive Plan (“EOAIP”) bonuses for the Corporation’s 2017 fiscal year are paid to its eligible executive officers, which shall be on a date no earlier than May 15, 2017, and no later than June 15, 2017, the Corporation shall pay Executive an amount equal to the greater of (x) his EOAIP bonus for the Corporation’s 2017 fiscal year, less applicable withholdings, without prorating it based on Executive’s termination prior to the end of that fiscal year; and (y) Five Hundred and Twenty-Five Thousand Dollars ($525,000).
(d)            On the Corporation’s first regularly established payroll pay date immediately following September 30, 2017, the Corporation shall pay to Executive the lump sum amount of nine hundred and sixty-four thousand two hundred and fifty dollars ($964,250), less applicable withholdings.  The severance payments set forth in Sections 1(b), 1(c) and 1(d) shall hereinafter be referred to as the “Severance Payment” or “Severance Payments.”
(e)            Executive’s eligibility for participation in all benefit plans of the Corporation will cease as of the Termination Date, except for Executive’s right to group medical and dental coverage for himself and his eligible dependents pursuant to COBRA.  In this regard, during the Severance Period, subject to the Executive’s timely election of COBRA, the Corporation shall pay the employer’s share of the monthly premium for Executive’s group medical and dental coverage, while Executive will be responsible for paying the employee’s share of such monthly premium.  Executive’s participation in the Corporation’s group medical or dental insurance plan and the Corporation’s obligation to pay the employer’s share of the premium shall immediately cease at such time as the Executive becomes eligible for a future employer’s medical and/or dental insurance coverage (or would become eligible if the Executive did not waive coverage).  Notwithstanding the foregoing, Executive shall also be entitled to receive during the Severance Period: (x) reimbursement for fees related to financial planning services with the current provider of such services to Executive at the same level of services as he received while an employee with the Corporation; and (y) reimbursement for fees for executive healthcare benefits with the current provider of such services to Executive at the same level of benefits as he received while an employee with the Corporation.   In accordance with the Corporation’s applicable vacation policy, and no later than thirty (30) days after the Termination Date, the Corporation shall pay Executive an amount reflecting his accrued and unused vacation time.
(f)            Executive acknowledges and agrees that Executive’s stock options, restricted performance share units (“RPSUs”), Performance Share Units (“PSUs”) and Restricted Share Units (“RSUs”), if any, shall be governed by the terms of the Corporation’s 2010 Long-Term Stock Incentive Plan (the “Stock Award Plan”).  Further, pursuant to the terms of the Stock

Award Plan, Executive hereby acknowledges and agrees Executive shall not be entitled to any further grants of stock options, RPSUs, PSUs, RSUs or any other equity awards from the Corporation on and after the Effective Date.
(g)            In the event of Executive’s death prior to the payment of all Severance Payments, the Corporation shall, upon notice of Executive’s death, pay any and all remaining unpaid Severance Payments to Executive’s estate.  Other than the payments and benefits specifically set forth in this Agreement, the Executive agrees that the Corporation and its subsidiaries, affiliates and licensees do not owe the Executive any additional payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, warrants, restricted stock units, severance, reimbursement of expenses, or commissions of any kind whatsoever, or other similar compensation, including any obligations owed to Executive under any employment agreement, offer letter or otherwise.
(h)            For purposes of this Agreement, “Cause” shall be defined as (i) the factors set forth in Section 2.1(d)(iii), (d)(iv), (d)(v), (d)(vii), or (d)(viii) in the Employment Agreement, (ii) Executive’s conviction (or entering into a plea bargain admitting guilt or nolo contendre) of any felony in any federal or state court of competent jurisdiction, (iii) Executive’s material breach of any of the following Corporation policies and governance documents: (1) Code of Business Conduct and Ethics; (2) Code of Ethics for Principal Executive Officers and Senior Financial Officers; (3) drug & alcohol use; (4) violent acts or threats of violence; (5) falsification of business records, (iv) Executive’s failure to follow the lawful and reasonable directives of the Corporation or the Board, or (v) Executive’s material failure to prepare for and assist with the transition of his role to a successor executive, provided that no conduct, with the exception of a felony conviction, shall constitute Cause unless and until Executive has first been provided written notice, citing to the specific factor for which Executive is allegedly in default, and granted a period of at least ten (10) calendar days following his receipt of such notice to cure the alleged default in performance to the good faith satisfaction of the Corporation.
2.            Return of Property.  On or prior to the Termination Date, Executive agrees to return to the Corporation any and all files or other property of the Corporation and its subsidiaries, affiliates and licensees (said property includes, but is not limited to, purchase orders, financial reports and statements, projections, forecasts, balance sheets, income statements, budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, investor reports, books, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, laptops, cellular or other telephones, blackberrys, calculators, identification and security cards, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, emails and other electronic files of the Corporation, etc.) without retaining any copies or extracts thereof.  The Corporation will, in accordance with its procedures established by its Information Technology department and provided Executive cooperates with those procedures, use reasonable efforts to locate and provide to Executive within a reasonable period of time after the Termination Date Executive’s private files related solely to his personal affairs, provided no Confidential Information (as defined below) is contained in those private files. Notwithstanding the forgoing, Executive shall be permitted to retain the following items previously issued by the Corporation which the Corporation has agreed Executive may retain:  (i) cellular telephone and related applications and equipment; (ii) iPad and related software and equipment; (iii) computer laptop and related software and equipment; and (iv) home printer and related equipment, provided that the Corporation shall first take any and all actions required in its sole and complete discretion to remove all Confidential Information (as defined below) from these items prior to their retention by Executive.  Further, upon the Termination Date, the Corporation will permit Executive, in accordance with the Corporation’s applicable policies and procedures, to port his assigned cellular telephone calling number to a private plan with a carrier of his own choosing, after which time the Corporation shall not be responsible for any costs associated with the use of the cellular telephone or cellular telephone number.
3.            Confidentiality of this Agreement.  Executive, on behalf of himself and his agents, attorneys, heirs, executors, administrators, affiliates and assigns agrees that this Agreement and the negotiations and discussions leading up to this Agreement will be regarded as privileged communications between the parties, and that he will not reveal, disseminate by publication of any sort, or release in any manner the same to any other person or entity, except as required by legal process (in which case, Executive agrees to forthwith provide written notice of said legal process as set forth below prior to the production of the requested information), or as expressly permitted by the Corporation (and only to the extent expressly permitted).  Notwithstanding the foregoing, Executive may reveal the relevant terms of this Agreement to the Executive’s spouse or significant other and immediate family members, accountants and attorneys, provided that such parties agree to be bound by the confidentiality provisions herein. The Corporation may disclose information concerning Executive’s separation from the Corporation and negotiations leading up to this Agreement if required by law or for regulatory compliance purposes (including but not limited to SEC reporting obligations) and to any Releasee (as defined below) with a business-related need to know as determined by the Corporation in its sole and complete discretion.  Nothing in this provision shall prohibit the Corporation from disclosing this Agreement to the extent required by law or pursuant to Securities and Exchange Commission (“SEC”) reporting obligations.  Notwithstanding the foregoing, in the event the Agreement is publicly filed the above limitation shall not include any information publicly disclosed.
4.            Obligations.
(a)            In exchange for the payments and benefits set forth in paragraph 1 herein, Executive agrees that during the Severance Period, Executive shall for no additional compensation or benefits whatsoever make himself reasonably available to answer questions if requested by the Corporation upon reasonable notice to assist in transitioning Executive’s former duties and responsibilities for the Corporation.
(b)            With the exception of the duties and responsibilities set forth in this paragraph 4, Executive acknowledges and agrees that Executive is relieved of all duties and responsibilities for the Corporation and its subsidiaries, affiliates and licensees as of the Termination Date, that Executive does not have the authority to bind the Corporation or any of its subsidiaries, affiliates or licensees, and that during the Severance Period (without waiver of the Corporation’s rights after the Severance Period ends), Executive shall not contact any past, current, or prospective customers, distributors, manufacturers, partners or suppliers of the Corporation or any of its subsidiaries, affiliates or licensees (i) on behalf of the Corporation or (ii) with the intent of reducing, interfering or ceasing the relationship between the Corporation and any of the parties referred to in this sentence.  Effective as of the Termination Date, Executive shall cease and be deemed to have resigned from any and all titles, positions and appointments the Executive holds with the Corporation and any of its affiliates, whether as an officer, director, employee, trustee, committee member or otherwise). Executive agrees to execute any documents reasonably requested by the Corporation in accordance with the preceding sentence.
(c)            The Executive, on behalf of the Executive, the Executive’s agents, attorneys, heirs, executors, administrators, affiliates and assigns, agrees that the Executive shall not at any time from and after the Effective Date engage in any form of conduct, or make any statements or representations (whether written or oral), that is reasonably likely to disparage or otherwise impair the reputation, goodwill or commercial interests of the Corporation, its management, stockholders, directors, employees, subsidiaries, affiliates or licensees; provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, or (ii) statements in response to an inquiry from a court or regulatory body.  The Corporation also agrees that no director nor SEC named executive officer of the Corporation will, during the period in which they are directors and/or SEC named executive officers, make any statements or comments to the press or externally that disparages the reputation of the Executive; provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, (ii) statements in response to an inquiry from a court or regulatory body; or (iii) statements made for the purpose of complying with any legal or regulatory duty, including but not limited to any SEC reporting obligation.
(d)            Executive further agrees that Executive will reasonably cooperate with the Corporation in connection with any existing or future litigation involving the Corporation, whether administrative, civil or criminal in nature, in which and to the extent the Corporation deems Executive’s cooperation necessary.  The Corporation shall pay all reasonable, documented travel and other expenses, incurred by the Executive in connection therewith as long as such expenses and costs are approved in advance in writing by the Corporation (and such approval shall not be unreasonably withheld).
(e)            Executive agrees that until the Termination Date, Executive shall comply with the non-compete provisions contained in Section 3.1(a) of the Employment Agreement.
(f)            Executive agrees that until the Termination Date and for a period of twenty-four (24) months after the Termination Date, Executive will not solicit or hire any employee, contractor, consultant, or customer of the Corporation or any of its subsidiaries, affiliates or licensees thereof away from employment, consultancy or retention by any such entities or to reduce or cease doing business with any such entities. As used herein, “solicit” shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.
(g)            Executive represents and warrants that, as of the Termination Date, Executive will not have any personal expenses, loans or other obligations due to the Corporation or any of its subsidiaries, affiliates or licensees and agrees that if any such amounts are owed to the Corporation or any of its subsidiaries, affiliates or licensees, the Corporation may deduct such amounts from the payments to be made to Executive under the terms of this Agreement;

provided, however, that the maximum amount that the Corporation may deduct from any payments to be made to Executive under the terms of this Agreement that are subject to Section 409A (as defined in Section 19) is $5,000 (and Executive shall repay to the Corporation any such amounts in excess of $5,000).
5.            Nondisclosure of Confidential Information.  Executive agrees not to disclose or cause to be disclosed in any way to any person or entity in any fashion any confidential, trade secret, or proprietary information or documents relating to the Corporation or any of its subsidiaries, licensees or affiliates or the Executive’s employment with the Corporation, including, but not limited to, the operations of the Corporation and its affiliates, licensees and subsidiaries, strategies, financial information, financial statements, budgets, products, marketing data, business plans, technology, research and development, client, and client lists, price and cost information, merchandising opportunities, expansion plans, designs, store plans, customer, supplier and subcontractor identities, characteristics and agreements, salary, staffing and employment information, and non-public information regarding Mr. Ralph Lauren and members of his family (“Confidential Information”).
6.            Release.
                          (a)            In consideration for the payments and benefits to be provided to the Executive under this Agreement, the Executive, with the intention of binding the Executive, the Executive’s agents, attorneys, representatives, heirs, issue, executors, affiliates, successors, administrators and assigns, does hereby irrevocably and unconditionally forever release and discharge the Corporation, and its subsidiaries, affiliates, divisions and licensees, as well as each of their respective stockholders, managers, members, partners, heirs, executors, administrators, agents, employees, officers, directors, predecessors, successors, insurers, assigns, representatives and attorneys (all, collectively, the “Releasees”), of and from any and all manner of actions, causes of action, suits, complaints, debts, sums of money, costs, damages, losses, interests, attorneys’ fees, expenses, liabilities, charges, claims, obligations, promises, agreements, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the Effective Date, including, but not limited to, any claims arising in any way out of Executive’s employment with the Corporation or the termination of Executive’s employment with the Corporation.  The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the United States Constitution, the Constitution of the State of New York, the New York State Human Rights Law, N.Y. Exec. Law § 291 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code, § 8-107 et seq., the Sarbanes-Oxley Act of 2002, et seq., (each as amended) and all other similar federal, state, or municipal statutes or ordinances, including any whistle blower or any other local, state or federal law, regulation or ordinance  prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to Executive’s hiring by the Corporation, the terms and conditions of Executive’s employment with the Corporation, and/or the termination of Executive’s employment with the Corporation. Notwithstanding the foregoing, Executive does not waive Executive’s rights to any claims which may not be released as a matter of law.  The Corporation further agrees that nothing in this Agreement shall be deemed a waiver or release by Executive of or otherwise affect any right he may have to indemnification or legal representation, including any right Executive has to indemnification and legal representation under the Corporation's articles or bylaws and/or existing law and/or any professional liability insurance or Directors & Officers insurance policies applicable to Executive.

            (b)            The Corporation and Executive understand and agree that the release set forth in Section 6(a) above does not in any way affect the rights and obligations of the parties created under this Agreement and the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain appropriate relief in the event of any breach of the terms of this Agreement.  Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive acknowledges that Executive will not initiate or cause to be initiated on Executive’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law.  Further, the release set forth in Section 6(a) does not prohibit the Executive from (i) initiating or causing to be initiated on Executive’s behalf any, complaint, charge, claim or proceeding against the Corporation before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA as contained in Section 6(a) of this Agreement (but no other portion of such waiver) or (ii) reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or (iii) from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

7.            Certain Forfeitures in Event of Breach.  Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, and in addition to any other remedies that may be available to the Corporation at law or in equity, in the event that Executive breaches any obligation under the provisions of paragraphs 2, 4(c), 4(d), 4(e), 4(f) or 5 of this Agreement, Executive will forfeit immediately Executive’s right to receive any unpaid payments and benefits set forth in paragraph 1 herein.
8.            No Admission of Liability.  Executive acknowledges and agrees that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Corporation or any of its subsidiaries, affiliates or licensees that they have violated any law or legal obligation with respect to any aspect of Executive’s employment with the Corporation.
9.            Entire Agreement.  The Corporation and Executive each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement.  This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between the Corporation and Executive and as to the termination of their relationship; this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, including any prior employment agreements between the Corporation and the Executive, including but not limited to the Employment Agreement.  This Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought.
10.            No Transfer.  Executive represents and warrants that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.
11.            Assignability, Choice of Law, Jurisdiction, Venue.  This Agreement is personal to Executive and the Executive may not assign, pledge, delegate or otherwise transfer to any person or entity any of Executive’s rights, obligations or duties under this Agreement.  This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of New York without regard to principles of conflict of laws.  The parties hereto waive any defense of lack of jurisdiction or venue regarding a party not being a resident of New York and hereby specifically authorize any action brought by either party to this Agreement to be instituted and prosecuted in any state or federal court located in the State of New York, County of New York.  Further, the parties hereto hereby waive any right to a jury trial of any claim or cause of action based upon a breach of this Agreement.
12.            Enforceability.  Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible.  Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid.  If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.  The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
13.            Counterparts.  This Agreement may be executed in counterparts, each of which together constitute one and the same instrument. Signatures delivered by facsimile or email PDF shall be effective for all purposes.
14.            Notices.  For the purpose of this Agreement, notices, demands, and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given by hand or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Robert Madore

If to the Corporation:	Ralph Lauren Corporation Legal Department 625 Madison Avenue New York, New York 10022 Attn: General Counsel

15.            Nonadmissibility.  To the extent permitted by applicable law, nothing contained in this Agreement, or the fact of its submission to the Executive, shall be admissible evidence against the Corporation in any judicial, administrative, or other legal proceeding (other than in an action for breach of this Agreement).

16.            Revocation.  This Agreement, including all of the payment and benefit provisions set forth in Section 1 above, shall not become effective unless the Agreement is executed, dated and delivered to the Corporation within twenty-one (21) calendar days following the date it is received by Executive, and is not revoked, as provided for in Section 17 herein, prior to the eighth day after this Agreement is signed by Executive.
17.            Meaning of Signing This Agreement.  By signing this Agreement, Executive expressly acknowledges and agrees that (a) Executive has carefully read it and fully understands what it means; (b) Executive has been advised in writing to discuss this Agreement with an independent attorney of Executive’s own choosing before signing it and has had a reasonable opportunity to confer with Executive’s attorney and has discussed and reviewed this Agreement with Executive’s attorney prior to executing it and delivering it to the Corporation; (c) Executive has been given twenty-one (21) calendar days to consider this Agreement; (d) Executive has had answered to Executive’s satisfaction any questions Executive has with regard to the meaning and significance of any of the provisions of this Agreement; (e) Executive has agreed to this Agreement knowingly and voluntarily of Executive’s own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby; and (f) Executive may revoke Executive’s acceptance of this Agreement within seven (7) calendar days after Executive signs it (the “Revocation Period”), by sending a written Notice of Revocation to the address of the Corporation as set forth in paragraph 14 above.
18.            No Construction Against Drafter.   No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
19.            Compliance with Section 409A.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section

409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Corporation reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.  The reimbursement of any expense under this Agreement shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of any in-kind benefits provided in any other year.  The right to reimbursement or to in-kind benefits is not subject to liquidation or exchange for another benefit.  For the avoidance of doubt, the Corporation shall have no obligation to indemnify or otherwise hold the Executive harmless from any taxes or penalties under Section 409A.
20.            Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Corporation may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.  Executive shall be responsible for the payment of Executive’s portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.
21.            Effective Date.  The “Effective Date” as used throughout this Agreement means the first calendar day after the Revocation Period ends, or on the date it is fully executed by the parties, whichever date is later, on which date the terms of this Agreement shall be fully effective, enforceable and non-revocable provided that Executive has not first timely served a Notice of Revocation upon the Corporation prior to that date.  Notwithstanding the foregoing, the Corporation may publicly file this Agreement with the SEC before the end of the Revocation Period if it determines, in its sole and complete discretion, that such filing is required by law.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Separation Agreement and Release as of the day and year set forth below.

RALPH LAUREN CORPORATION

Date:	06/30/16	By:	/s/ Roseann Lynch
		Name:	Roseann Lynch
		Title:	Corporate Senior Vice President, Chief Talent Officer, Global People and Development

Date:	06/30/16	By:	/s/ Robert Madore
ROBERT MADORE